Exhibit 99.1

          Four Oaks Fincorp, Inc. Announces 2004 Third Quarter Results

     FOUR OAKS, N.C.--(BUSINESS WIRE)--Oct. 8, 2004--Four Oaks Fincorp, Inc. (OTCBB:FOFN) the holding company for Four Oaks Bank & Trust Company, today announced third quarter results for fiscal year 2004. Net income increased 75% in the third quarter of 2004 as compared to the same period of 2003. Net income was $1,331,000 or $0.39 per basic share for the quarter ended September 30, 2004, compared to $762,000 or $0.23 per basic share in 2003. For the nine months ending September 30, 2004, net income was $3,112,000 or $0.92 per basic share, a 55% increase over the net income of $2,008,000 or $0.60 per basic share earned in the first nine months of 2003. Annualized return on average equity and return on average assets at September 30, 2004 were 12.00% and 1.12%, respectively, and increased from 8.31% and 0.83%, respectively, compared to September 30, 2003. The Company increased the level of dividends paid to its shareholders from the $0.07 per basic share that was paid in the third quarter of 2003 to $0.08 per basic share paid in September 2004. Year to date dividends paid through September 30, 2004 were $0.24 per basic share, up from $0.21 as of September 30, 2003.
     Improved earnings trends continued in the third quarter and the nine months ended September 30, 2004, when compared to the same periods of 2003, as is evidenced by the 23% increase in net interest income after the provision for loan losses. Operating expenses increased 6% in the first nine months of 2004, as compared to 2003, primarily due to increased salaries and operating costs associated with expansion of our locations. Pricing strategies implemented during 2003 continue to enhance our ability to compete effectively for loans and deposits in our local markets.
     The Company's balance sheet growth continued in 2004. Total deposits of $304,894,000 at September 30, 2004 grew 12% from December 31, 2003. Net loans increased 13% to $303,220,000. Shareholders' equity grew to $36,058,000, resulting in a 10% increase over December 31, 2003. Book value per share at September 30, 2004 was $10.57 as compared to $9.65 at December 31, 2003. Shareholders' equity as a percentage of total assets remains high at 9.3%.
     With $386,971,000 in total assets, Four Oaks Fincorp, Inc. through its wholly owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its ten offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, and Holly Springs, North Carolina. All per share figures included herein have been adjusted for the five-for-four stock split which will be paid on October 29, 2004, to shareholders of record on October 15, 2004.

     CONTACT: Four Oaks Fincorp, Inc.
              Ayden R. Lee, Jr., President and Chief Executive Officer or Nancy S. Wise, Senior Vice President and Chief
              Financial Officer, 919-963-2177